Exhibit 99.1
1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	MEDIA	Emily Downing-Baer edowning@unum.com

Unum Group Promotes Andrew Walker to Executive Vice President, Chief Customer Operations Officer

CHATTANOOGA, Tenn., July 1, 2026 – Unum Group (NYSE: UNM) has promoted Andrew Walker to Executive Vice President, Chief Customer Operations Officer. In this role, Walker will continue to lead the company's Customer Operations organization, overseeing the teams, capabilities and transformation efforts that support how Unum Group shows up for customers, partners and the businesses it serves.

"Andrew has quickly made an impact by strengthening the way we serve customers and run our operations," said Rick McKenney, president and chief executive officer of Unum Group. "This expanded capacity reflects the critical role Customer Operations plays in how we deliver for customers every day. Andrew brings the operational discipline and focus needed to keep that work moving forward."

Walker joined Unum Group in 2025 as Senior Vice President, Chief Customer Operations Officer. Since joining the company, he has focused on strengthening operational performance, simplifying processes and advancing initiatives that support better outcomes for customers, partners and the business.

As Executive Vice President, Walker will continue leading Customer Operations, including benefit operations, service delivery and transformation initiatives that support Unum Group's commitment to delivering for customers when they need it most.

"Unum Group's purpose comes to life through the experiences we create for customers every day," said Walker. "I'm honored by the opportunity to continue working alongside talented teams across the company as we strengthen our capabilities, simplify how we work and find new ways to deliver even greater value for the people and businesses we serve."

Prior to joining Unum Group, Walker served as Executive Vice President and Chief Operations Officer at Western Union. He also held senior operations leadership roles at USAA and Nationwide. Walker earned a Bachelor of Science degree in accounting from Herbert Lehman College in New York and completed the Bank Administration Institute at Owen Graduate School of Management at Vanderbilt University, focused on innovation, marketing strategy and leadership for the banking industry.

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About Unum Group
Unum Group (NYSE: UNM), a leading international provider of workplace benefits and services, has been helping workers and their families thrive for more than 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, and vision insurance; leave and absence management support; and behavioral health services. In 2025, Unum Group reported revenues of $13.1 billion and paid $8.3 billion in benefits. The Fortune 500 company is recognized as one of the World’s Most Ethical Companies by Ethisphere®.

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